Exhibit 5.1

July 2, 2012

Satélites Mexicanos, S.A. de C.V.

Avenida Paseo de la Reforma 222

Pisos 20 y 21

Colonia Juárez

06600 Mexico, D.F.

Re:	Satélites Mexicanos, S.A. de C.V. Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as special Delaware and New York counsel for Satélites Mexicanos, S.A. de C.V., a Mexican sociedad anónima de capital variable (the “Company”), Alterna’TV International Corporation, a Delaware corporation, and Alterna’TV Corporation, a Delaware corporation (together, the “Guarantors” and, together with the Company, the “Registrants”), in connection with the filing by the Registrants with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to $35,000,000 aggregate principal amount of 9.50% Senior Secured Notes due 2017 (the “Exchange Notes”), which are unconditionally guaranteed by the Guarantors as to the payment of principal and interest by, and performance of the obligations of, the Company, in each case, under the Indenture (as defined below) pursuant to the Guarantees, made as of May 5, 2011 and reaffirmed as of April 9, 2012, by each of the Guarantors in connection with the Indenture (the “Guarantees”), in exchange for up to $35,000,000 aggregate principal amount of the Company’s outstanding 9.50% Senior Secured Notes due 2017 (the “Original Notes”, and together with the unconditional Guarantees thereof by the Guarantors, the “Original Securities”), which were originally issued by the Company on April 9, 2012 in reliance upon an exemption from registration under the Securities Act and are subject to certain transfer restrictions.

The Original Securities were issued on April 9, 2012 under an Indenture (the “Original Notes Indenture”), dated as of May 5, 2011, between Satmex Escrow, S.A. de C.V. (the “Escrow Issuer”), and Wilmington Trust FSB (the “Trustee”) and reaffirmed by the Company on April 9, 2012. The Company assumed the obligations of the Escrow Issuer pursuant to an Assumption Indenture (the “Assumption Indenture”), dated as of May 26, 2011. In addition, on May 26, 2011, the Escrow Issuer was merged with and into the Company, with the Company as the surviving entity. The Original Notes Indenture and the Assumption Indenture are together referred to herein as the “Indenture”. The Exchange Notes will be issued under the Indenture. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

In connection with our representation of the Registrants and the preparation of this opinion letter, we have examined solely the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. an executed copy of the Indenture;

3. executed copies of the Guarantees;

Satélites Mexicanos, S.A. de C.V.

July 2, 2012

4. the form of Exchange Notes;

5. the Certificate of Incorporation and Bylaws, as amended through the date hereof, of each of the Guarantors;

6. a copy of the resolutions adopted by the respective boards of directors of each of the Guarantors approving the Guarantees; and

7. a certificate of good standing with respect to each of the Guarantors, as issued by the office of the Secretary of State of the State of Delaware on July 2, 2012.

In rendering the opinions set forth herein, we have assumed, without investigation, the following: (i) that, other than expressly opined below, (A) each of the parties to each of the Documents is duly incorporated or formed, organized, validly existing and in good standing under the laws of the jurisdiction governing its organization, and has full power, authority and legal right to execute and deliver each of the Documents and to perform its respective obligations thereunder, (B) each of the Documents has been duly authorized, executed and delivered by each of the parties thereto, (C) the due execution and delivery of each of the Documents by each of the parties thereto did not, and the performance of such parties’ obligations thereunder did not and will not, violate or conflict with applicable law, and (D) each of the Indenture, the Exchange Notes and the Guarantees constitutes a legal, valid and binding agreement of each of the parties thereto and is enforceable against each of the parties thereto in accordance with its terms; (ii) the genuineness of all signatures, the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents; and (iii) that each individual executing any of the Documents, whether on behalf of such individual or another person or entity, is legally competent to do so.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. each Guarantor has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Delaware and had the requisite corporate power and authority to execute the Guarantees under the laws of the State of Delaware;

2. the Exchange Notes, when duly executed, authenticated and delivered in accordance with the provisions of the Indenture upon the exchange described in the Registration Statement, will, under the laws of the State of New York, be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture; and

3. the Guarantees are, under the laws of the State of New York, the valid, binding and enforceable obligations of each Guarantor.

The opinions set forth above are subject to (i) to the effects of bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium, receivership and other laws relating to or affecting creditors’ rights generally, (ii) the effects of general equitable principles, whether enforcement is considered in a proceeding in equity or at law, (iii) the discretion of the court before which any proceeding therefor may be brought, and (iv) to the extent required by any jurisdiction in which the Exchange Notes and the Guarantees are being or were executed, the payment of any documentary stamp taxes that may be due in connection therewith.

Satélites Mexicanos, S.A. de C.V.

July 2, 2012

In addition, we note that the designation in Section 13.08 of the Original Note Indenture of any state or the U.S. federal courts in the State, County and City of New York as the venue for actions or proceedings related to the Indenture is subject to the power of such courts to transfer actions pursuant to 28 U.S.C § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such actions or proceedings.

In rendering the foregoing opinion, we have relied (i) as to factual matters on the Documents, and (ii) as to matters of the laws of the Mexico, on the opinion of Cervantes Sainz, S.C., special Mexican counsel for the Company and the Guarantors.

We express no opinion with respect to:

a) the effect of any provision of the Indenture, the Exchange Notes or the Guarantees that is intended to permit modification or waiver thereof only by means of an agreement signed in writing by the parties thereto;

b) the effect of any provision of the Indenture, the Exchange Notes or the Guarantees imposing penalties or forfeitures or any late charges, prepayment penalties, default interest or other similar provisions which may be deemed to constitute penalties;

c) the enforceability of any provision of either the Indenture, the Exchange Notes or the Guarantees to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations;

d) the effect of waivers of applicable statutes of limitations;

e) the enforceability of any provision of the Indenture, the Exchange Notes or the Guarantees regarding the severability of clauses or provisions of that document;

f) the effect of any provision of the Indenture, the Exchange Notes or the Guarantees relating to indemnification, contribution or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or negligence of the indemnified or exculpated person or the person receiving contribution;

g) the enforceability of the provisions of the Indenture, the Exchange Notes or the Guarantees (i) restricting access to legal or equitable remedies, (ii) purporting to waive or affect any rights to notices, (iii) allowing any party to declare indebtedness due and payable without notice (as some courts have held that acceleration may not be made except by an unequivocal act of the holder evidencing acceleration, which may include notice to the debtor), (iv) covenanting to take action the taking of which is discretionary with or subject to the approval of a third party or which is otherwise subject to contingencies the fulfillment of which are not within the control of the parties so covenanting, (v) providing for nonjudicial foreclosure, (vi) providing for specific performance and appointment of a receiver, (vii) providing that the failure by the Trustee or any holder of the Exchange Notes or the Guarantees to exercise any right, remedy or option under the Indenture, the Exchange Notes or the Guarantees shall not operate as a waiver or (viii) purporting to establish evidentiary standards for suit or proceedings to enforce the Indenture, the Exchange Notes or the Guarantees; and

Satélites Mexicanos, S.A. de C.V.

July 2, 2012

h) the validity, binding effect or enforceability of any provision of the Indenture, the Exchange Notes or the Guarantees related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware after the date hereof of any fact that might change the opinions expressed herein.

This opinion letter is being furnished to the Company solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to or delivered to any other person or entity without, in each instance, our prior written consent; provided, however, Cervantes Sainz, S.C. may rely upon this opinion in rendering their opinion to you.

We do not express any opinion herein concerning any law other than the laws of the State of Delaware and the laws of the State of New York. Our opinions are rendered only with respect to Delaware and New York, as applicable, laws and rules, regulations, and orders thereunder that are in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Exchange Notes” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder.

Sincerely,

/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP